Exhibit 99.2

TENNANT COMPANY

2020 STOCK INCENTIVE PLAN

Restricted Stock Agreement (Inducement Grant)

Name of Participant: Fay West

No. of Shares: 2,473	Date of Grant: May 7, 2021

Vesting Schedule:
No. of Shares	Date
100%	May 7, 2024

This is a Restricted Stock Agreement (“Agreement”) between Tennant Company, a Minnesota corporation (the “Company”), and the participant identified above (the “Participant”) effective as of the date of grant specified above.

Recitals

WHEREAS, the Company maintains the Tennant Company 2020 Stock Incentive Plan (the “Plan”); and

WHEREAS, this award of Restricted Stock (the “Restricted Stock Award”) is not granted under the Plan, but rather is an inducement grant issued in reliance on the employment inducement award exemption under the New York Stock Exchange’s Listed Company Manual Rule 303A.08; and

WHEREAS, the Compensation Committee of the Board of Directors (the “Committee”) has determined that the Participant is eligible to receive this Award;

NOW, THEREFORE, the Company hereby grants this Restricted Stock Award to the Participant under the terms and conditions as follows:

Terms and Conditions*

1.	Grant.

(a)	The Participant is granted the number of Shares of Restricted Stock specified at the beginning of this Agreement. Unless and until these Shares vest as provided in Section 2 below, they are subject to the restrictions provided for in this Agreement and are referred to as “Restricted Shares.”

(b)	The Restricted Shares will be evidenced by a book entry made in the records of the Company’s transfer agent in the name of the Participant, unless the Participant requests a certificate evidencing the Restricted Shares. Each book entry, or stock certificate if requested by a Participant, evidencing any Restricted Shares may contain such notifications or legends and stock transfer instructions or limitations as provided herein or as may be determined or authorized by the Company in its sole discretion. If a certificate evidencing any Restricted Shares is issued, the Company may, in its discretion, retain custody of such certificate until such Shares vest and require, as a condition to issuing any such certificate, that the Participant deliver to the Company a stock power duly executed in blank relating to such custody.

2.	Vesting of Award.

(a)	If the Participant remains continuously employed by the Company or an Affiliate from the date of grant of this Restricted Stock Award, then the Restricted Shares will vest in the numbers and on the dates specified in the vesting schedule specified at the beginning of this Agreement.

(b)	If the Participant’s employment with the Company and its Affiliates terminates due to death, Disability or Retirement (provided that, in the case of Retirement, the Participant has provided at least six months advance notice to the Company of the Participant’s intention to Retire), and the Participant has been continuously employed by the Company or an Affiliate between the date of grant specified above and the date of such death, Disability or Retirement, then a pro rata portion of the number of Restricted Shares outstanding immediately preceding such termination of employment shall vest in connection with such termination. The pro rata portion shall be determined by utilizing a fraction the numerator of which is the number of days between the Date of Grant specified at the beginning of this Agreement and the date Participant’s employment ended, and the denominator of which is the number of days between such Date of Grant and the vesting date specified at the beginning of this Agreement.

(c)	In the event of a Change of Control, then this Restricted Stock Award shall immediately vest in full.

*	Unless the context clearly indicates otherwise, any capitalized term that is not defined in this Agreement shall have the meaning set forth in the Plan as it currently exists or as it is amended in the future.

(d)	Notwithstanding any other provision of this Agreement, the Committee may, in its discretion, declare that the Restricted Shares, or any portion of them, will vest at such other times and in such other situations as it deems appropriate and in the best interest of the Company.

3.	Effect of Vesting. Upon the vesting of any Restricted Shares, all restrictions on such vested Shares as specified in this Agreement will lapse and such vested Shares will no longer be subject to forfeiture as provided in Section 5 below. Upon vesting, the Company will issue to the Participant a certificate or electronically transfer by book-entry the number of Shares that are free of any transfer or other restrictions arising under this Agreement. Any such issuance or transfer may be conditioned upon the Participant returning to the Company any certificate(s) evidencing such Restricted Shares that may previously have been delivered to the Participant.

4.	Applicable Restrictions. The Restricted Shares may not be transferred, sold, assigned, pledged, alienated, attached or otherwise encumbered (collectively, a “Transfer”) prior to the time they vest in accordance with this Agreement, except for a transfer to the Successor of the Participant in the event of the Participant’s death. Any prohibited Transfer will be void and unenforceable against the Company. No attempted Transfer of any Restricted Shares that is prohibited hereunder, whether voluntary or involuntary, shall vest the purported transferee with any interest or right in or with respect to such Shares.

5.	Forfeiture of Shares. If any of the Restricted Shares become the subject of an attempted Transfer, or if Participant’s employment with the Company and its Affiliates terminates for any reason other than as provided in Section 2(b) above, this Restricted Stock Award will immediately terminate and all Restricted Shares will be forfeited to the Company.

6.	Forfeiture/Recoupment of Restricted Shares. This Award is subject to the terms of the Company’s Compensation Recoupment Policy as in effect from time to time.

7.	Actions in Connection With a Forfeiture of Shares. If the Company does not have custody of any and all certificates representing any Restricted Shares forfeited hereunder, the Participant shall immediately return to the Company any and all such certificates. If the Participant has not already done so, the Participant will also deliver to the Company a stock power duly executed in blank relating to any and all certificates representing Restricted Shares forfeited to the Company, and the Company will be authorized to cancel any and all certificates representing Restricted Shares so forfeited and to cause a book entry to be made in the records of the Company’s transfer agent in the name of the Participant (or a new stock certificate to be issued, if requested by the Participant) evidencing any Shares that vested prior to forfeiture. If the Restricted Shares are evidenced by a book-entry made in the records of the Company’s transfer agent, then the Company will be authorized to cause such book-entry to be adjusted to reflect the number of Restricted Shares so forfeited.

8.	Restrictive Legend. Any book entry or certificate representing Restricted Shares shall contain a notation or bear the following legend:

“THE SHARES REPRESENTED BY THIS [BOOK-ENTRY] [CERTIFICATE] MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF A RESTRICTED STOCK AGREEMENT BETWEEN THE COMPANY AND THE SHAREHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.”

The Participant agrees that in order to ensure compliance with the restrictions referred to in this Agreement, the Company may issue appropriate “stop transfer” instructions to its transfer agent.

9.	Rights as a Shareholder; Rights to Dividends. As of the date of grant specified at the beginning of this Agreement, the Participant shall have all of the rights of a shareholder of the Company with respect to the Restricted Shares (including voting rights), except as otherwise specifically provided in this Agreement. Notwithstanding the foregoing, any dividends, whether in cash, stock or other property, declared and paid by the Company with respect to Restricted Shares that have not yet vested in accordance with Section 2 of this Agreement (“Accrued Dividends”) shall vest and be paid to the Participant, without interest, only if and when such Restricted Shares vest. If Accrued Dividends consist of shares of capital stock, certificates for such shares will be issued and the unvested Accrued Dividends shall be held in the same manner as certificates for Restricted Shares are issued and held under Sections 1(b) and 3 above. In the event that the Participant forfeits Restricted Shares as provided under Sections 5 or 6 hereof, all unvested Accrued Dividends shall also be cancelled by the Company. The Participant shall have no further rights with respect to any Accrued Dividends that are so forfeited. If the Accrued Dividends consist of shares of capital stock, such Accrued Dividends will be forfeited and cancelled in the same manner and under the same terms as forfeited Restricted Shares under Section 7.

10.	Adjustments for Changes in Capitalization. This Restricted Stock Award shall be subject to adjustments for changes in the Company’s capitalization as provided in Section 16 of the Plan.

11.	No Right to Employment. This Agreement shall not give the Participant a right to continued employment with the Company or any Affiliate of the Company, and the Company or any such Affiliate employing the Participant may terminate his/her employment and otherwise deal with the Participant without regard to the effect it may have upon him/her under this Agreement.

12.	Tax Consequences and Withholding. The Participant understands that unless a proper and timely Section 83(b) election has been made as further described below, generally under Section 83 of the Code, at the time the Restricted Shares vest, the Participant will be obligated to recognize ordinary income and be taxed in an amount equal to the Fair Market Value as of the date of vesting for the Restricted Shares then vesting. The Participant has been informed that, with respect to the grant of the Restricted Stock Award, an election may be filed by the Participant with the Internal Revenue Service, within 30 days of the date of grant, electing pursuant to Section 83(b) of the Code to be taxed currently on the Fair Market Value of the Restricted Shares on the date of grant. The Participant acknowledges that it is the Participant’s sole responsibility to timely file the election under Section 83(b) of the Code. If the Participant makes such election, the Participant shall promptly provide the Company a copy and the Company may require at the time of such election an additional payment for withholding tax purposes based on the Fair Market Value of the Restricted Shares as of the date of grant.

The Company (or any Subsidiary or Affiliate employing the Participant) shall have a right to require the Participant to pay the Company (or such Subsidiary or Affiliate) a cash amount sufficient to cover any required domestic or foreign tax withholding obligation, including income, employment, social insurance, payroll tax, fringe benefit tax, payment on account or other tax-related items related to the Participant’s receipt of this Award and legally applicable to the Participant including, without limitation, in connection with the vesting of the Restricted Shares, the subsequent sale of Shares acquired upon vesting and/or the receipt of any dividends on such Shares which the Company determines must be withheld (“Tax-Related Items”), before delivery of any Shares under this Restricted Stock Award. In lieu of all or any part of a cash payment from the Participant, the Participant may elect to cover the Tax-Related Items by forfeiting a number of Shares delivered to the Participant equal in value to the amount of such tax withholding obligation. The Participant acknowledges that the Company and its Affiliates (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Shares; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Restricted Shares to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result.

13.	Restricted Shares Subject to Articles of Incorporation and By-Laws. Participant acknowledges that this Restricted Stock Award is subject to the Articles of Incorporation, as amended from time to time, and the By-Laws, as amended from time to time, of the Company, and any applicable federal or state laws, rules or regulations. In addition, the provisions of the Plan governing awards granted thereunder shall also apply to this Award.

14.	Obligation to Reserve Sufficient Shares. The Company shall at all times during the term of this Restricted Stock Award reserve and keep available a sufficient number of Shares to satisfy this Agreement.

15.	Binding Effect. This Agreement shall be binding in all respects on the heirs, representatives, successors, and assigns of the Participant.

16.	Choice of Law. This Agreement is entered into under the laws of the State of Minnesota and shall be construed and interpreted thereunder (without regard to its conflict of law principles).

17.	Interpretation of This Agreement. All decisions and interpretations made by the Committee with regard to any question arising hereunder or under the Plan shall be binding and conclusive upon the Company and the Participant. This Agreement shall be construed in accordance with the terms of the Plan.

IN WITNESS WHEREOF, the Participant and the Company have executed this Agreement effective as of the 7th day of May, 2021.

PARTICIPANT

/s/ Fay West
Fay West

TENNANT COMPANY

By	/s/ Carol E. McKnight
Carol E. McKnight

Its	SVP, Chief Administrative Officer

Date May 7, 2021